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                                                                    Exhibit 10.1

                                AMENDMENT TO THE
                             WESTPOINT STEVENS INC.
                       1995 KEY EMPLOYEE STOCK BONUS PLAN
                                  (As Amended)



     THIS AMENDMENT to the WestPoint Stevens Inc. 1995 Key Employee Stock Bonus Plan (As Amended) is made the 11th day of February, 1999, by WestPoint Stevens Inc. (the "Company").

                              W I T N E S S E T H:

     WHEREAS, the Company maintains the Plan for the benefit of its eligible employees;

     WHEREAS, the Company's Board of Directors has the authority to amend or modify the Plan at any time and in any respect with certain limitations as stated in the Plan; and

     WHEREAS, the Company desires to amend the Plan as provided herein; and

     WHEREAS, the Board of Directors of the Company, acting within its authority, has approved the amendment of the Plan as provided herein;

     NOW, THEREFORE, the Plan is hereby amended as follows:

     1.   Section 7 of the Plan is amended in its entirety to read as follows:

          7. Within the first 90 days of each Performance Year (or, in the case of the initial Performance Year, within 90 days of the date the Plan is approved by the Board), the Committee shall establish a vesting schedule that shall apply to the Bonus Awards granted for that Performance Year provided, however, that not less than 10% of the shares subject to each Bonus Award shall become vested as of January 1 of the year immediately following the Performance Year and on January 1 of each succeeding year. If a Participant terminates employment with the Company (i) as a result of death, Disability, Retirement, termination without "cause" or with "good reason" (as such terms may be defined in a written employment agreement between the Participant and the Company), or (ii) due to other circumstances approved by the Committee, the unvested portion of any Bonus Award granted to the Participant shall become fully vested and nonforfeitable. If a Participant terminates employment due to any other circumstances, the



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          unvested portion of any Bonus Award granted to the
          Participant shall be forfeited. In the event of a Change in Control of the Company, all outstanding Bonus Awards shall become fully vested and nonforfeitable.
          Notwithstanding anything herein to the contrary, the Committee in its sole discretion may at any time accelerate the vesting of any and all outstanding Bonus
          Awards.

2.   Section 9 of the Plan is amended in its entirety to read as follows:

     9.   Delivery of Shares

               The shares of Common Stock subject to a Bonus
          Award shall be delivered to the Participant as soon as practicable after (i) the Committee has determined that the performance Target for the Performance Year has been achieved, and (ii) such shares have become vested in accordance with Section 7. All fractional shares shall be reduced to cash of equal Fair Market Value.


3.   Section 10 of the Plan is amended in its entirety to read as follows:

     10.  [Reserved]


4. Except as specified herein, the Plan shall remain in full force and effect.